DENNY’S CORPORATION REPORTS RESULTS FOR FIRST QUARTER 2019

SPARTANBURG, S.C., April 30, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its first quarter ended March 27, 2019.

First Quarter 2019 Highlights

•	Sold three company restaurants to franchisees.

•	Total operating revenue was $151.4 million.

•	Domestic system-wide same-store sales** grew 1.3%, including increases of 1.5% at company restaurants and 1.2% at domestic franchised restaurants.

•	Completed 45 remodels, including 44 at franchised restaurants.

•	Operating Income was $24.1 million.

•	Company Restaurant Operating Margin* was $14.4 million, or 14.6% of company restaurant sales, and Franchise Operating Margin* was $25.8 million, or 48.8% of franchise and license revenue.

•	Net Income was $15.5 million, or $0.24 per diluted share.

•	Adjusted Net Income* was $8.5 million, or $0.13 per diluted share.

•	Adjusted EBITDA* was $20.6 million.

•	Adjusted Free Cash Flow* increased 44.7% to $7.2 million.

•	Repurchased $8.9 million of common stock.

John Miller, President and Chief Executive Officer, stated, “Our 2019 started strong with growth in system-wide same-store sales**, operating margins*, and Adjusted Free Cash Flow*. Based on these results and expectations for the remainder of the year, we are reaffirming our annual business outlook. We are pleased with the initial progress of our refranchising and development strategy which we believe will enable us to further evolve into a franchisor of choice in the industry, providing more focused support services. Upon completion, this approach is expected to result in a higher quality, more asset-light business model and the creation of additional stakeholder value."

First Quarter Results

Denny’s total operating revenue was $151.4 million compared to $155.3 million in the prior year quarter. Company restaurant sales were $98.5 million compared to $101.2 million in the prior year quarter primarily due to a reduction in the number of equivalent company restaurants resulting from the Company's refranchising and development strategy. Franchise and license revenue was $52.9 million compared to $54.1 million in the prior year quarter. This change was primarily due to lower occupancy revenue due to scheduled lease terminations and lower advertising revenue due to changes in certain international restaurants' contribution arrangements.

Company Restaurant Operating Margin* was $14.4 million, or 14.6% of company restaurant sales, compared to $14.3 million, or 14.2%, in the prior year quarter. This margin rate increase was primarily due to pricing and an enhanced restaurant portfolio related to our refranchising and development strategy, partially offset by increases in minimum wages and third-party delivery costs.

Franchise Operating Margin* was $25.8 million, or 48.8% of franchise and license revenue, compared to $25.5 million, or 47.2%, in the prior year quarter. This margin rate increase was primarily due to a reduction in other direct costs and an improved occupancy margin.

Total general and administrative expenses were $18.8 million, compared to $16.6 million in the prior year quarter. This change was primarily due to market valuation changes in our deferred compensation plan liabilities and share based compensation expense. A corresponding valuation adjustment to deferred compensation plan assets is reflected in other nonoperating income, and therefore does not have an impact on either Net Income or Adjusted EBITDA*. Interest expense, net was $5.4 million versus $4.6 million in the prior year quarter primarily due to rising interest rates and a higher average credit facility balance. Denny’s ended the quarter with $312.4 million of total debt outstanding, including $283.5 million of borrowings under its revolving credit facility.

The provision for income taxes was $4.7 million, reflecting an effective tax rate of 23.1%. Given the Company's utilization of tax credit carryforwards, approximately $0.4 million in cash taxes was paid during the quarter.

Net Income was $15.5 million, or $0.24 per diluted share, compared to $9.8 million, or $0.15 per diluted share, in the prior year quarter. Adjusted Net Income Per Share* was $0.13 compared to $0.15 in the prior year quarter.

Adjusted Free Cash Flow* and Capital Allocation

Denny’s generated $7.2 million of Adjusted Free Cash Flow* in the quarter after investing $7.8 million in cash capital expenditures, including real estate acquisitions, new construction, and facilities maintenance.

During the quarter, the Company allocated $8.9 million to share repurchases. Additionally in the quarter, the remaining shares from the $25 million accelerated share repurchase agreement initiated during the fourth quarter of 2018 were received. Between the end of the first quarter and April 29, 2019, the Company allocated an additional $12.9 million to share repurchases resulting in $21.8 million allocated towards share repurchases year to date. As of April 29, 2019, the Company had approximately $107 million remaining in authorized share repurchases under its existing $200 million share repurchase authorization.

Adoption of Topic 842 and Lease Accounting Impact

Effective December 27, 2018, the first day of fiscal 2019, the Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” and all subsequent ASUs that modified Topic 842. The new guidance established a right-of-use model (“ROU”) that requires lessees to recognize a ROU asset and a lease liability for all leases with terms greater than 12 months. Denny's elected to apply the modified retrospective transition approach as of the date of initial application without restating comparative period financial statements (the “effective date method”).

Upon adoption of Topic 842, operating lease liabilities of $101.3 million and ROU assets of $94.1 million related to existing operating leases were recorded. In addition, the Company recorded a cumulative effect adjustment increasing the opening deficit by $0.4 million and deferred tax assets by $0.1 million. The lease liabilities were based on the present value of remaining rental payments under previous leasing standards for existing operating leases primarily related to real estate leases. Exit cost and straight-line lease liabilities that existed at the adoption date were reclassified against the ROU assets upon adoption. The amount recorded to opening deficit represents the initial impairment of ROU assets, net of the deferred tax impact.

Refranchising and Development Strategy

In October 2018, the Company announced a plan to migrate from a 90% franchised business model to one that is between 95% and 97% franchised over a period of 18 months by selling between 90 and 125 total company restaurants with attached development commitments. This strategy creates an opportunity for development-focused franchisees to expand their businesses, while also attracting and welcoming new, well-capitalized franchisees. In addition to refranchising, the Company plans to upgrade the quality of its real estate portfolio through a series of like-kind exchanges. The use of refranchising proceeds and a moderate increase in leverage are expected to generate more compelling returns for stakeholders, including the return of capital.

During the quarter ended March 27, 2019, three company restaurants were sold to franchisees. Additionally, the first like-kind exchange real estate transaction was completed during the quarter for approximately $4.7 million. The following table summarizes the activity related to the Company's current refranchising and development strategy.

	Quarter Ended
	March 27, 2019	March 28, 2018
	(Dollars in thousands)
Restaurants sold to franchisees	3	—
Gains on sales of company restaurants:
Cash proceeds	$2,833	$—
Less: Property sold	(550)	—
Less: Goodwill related to the sales of company restaurants	(79)	—
Total gains of sales of company restaurants	$2,204	$—

Real estate sold	1	—
Gains on sales of real estate:
Cash proceeds	$4,688	—
Noncash consideration	3,000	—
Less: Property sold	(190)	—
Total gains on sale of real estate	$7,498	$—

Gains on the sale of company restaurants and real estate are included as a component of operating (gains), losses and other charges, net. In addition to the proceeds noted in the table above, the Company also received front end fees and other transaction fees of approximately $0.1 million related to company restaurants sold to franchisees.

As of March 27, 2019, Denny's recorded assets held for sale at their carrying amount of $15.0 million related to 48 company restaurants. Included in this total were three company restaurants sold in April, resulting in a total of 14 company restaurants sold to franchisees under this strategy.

Business Outlook

The Company is reiterating its previously announced full year 2019 estimates based on first quarter results and management's expectations at this time:

•	Same-store sales** growth at company and domestic franchised restaurants between 0% and 2%.

•	35 to 45 new restaurant openings, with approximately flat net restaurant growth.

•	Company Restaurant Operating Margin* between 15.0% and 16.5% and Franchise Operating Margin* between 46.5% and 48.0%.

•	Total general and administrative expenses between $66 and $69 million.

•	Adjusted EBITDA* between $95 and $100 million.

•	Net interest expense between $21 and $23 million.

•	Effective income tax rate between 20% and 23% with cash taxes between $13 and $16 million, including between $9 and $12 million related to anticipated gains from refranchising transactions.

•	Cash capital expenditures between $35 and $40 million, including between $20 and $25 million of anticipated real estate acquisitions through like-kind exchanges.

•	Adjusted Free Cash Flow* between $23 and $26 million.

*
Please refer to the Reconciliation of Net Income to Non-GAAP Financial Measures, as well as the Reconciliation of Operating Income to Non-GAAP Financial Measures included in the following tables. The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.

** Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the first quarter ended March 27, 2019 on its quarterly investor conference call today, Tuesday, April 30, 2019 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of March 27, 2019, Denny’s had 1,705 franchised, licensed, and company restaurants around the world including 132 restaurants in Canada, Puerto Rico, Mexico, New Zealand, the Philippines, Honduras, Costa Rica, the United Arab Emirates, Guam, the United Kingdom, El Salvador, Guatemala, and Aruba. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2018 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	3/27/19	12/26/18
Assets
Current assets
Cash and cash equivalents	$1,897	$5,026
Investments	3,048	1,709
Receivables, net	18,304	26,283
Assets held for sale	14,956	723
Other current assets	10,834	13,859
Total current assets	49,039	47,600
Property, net	108,844	117,251
Financing lease right-of-use assets, net	20,962	22,753
Operating lease right-of-use assets	94,249	—
Goodwill	38,124	39,781
Intangible assets, net	56,631	59,067
Deferred income taxes	20,617	17,333
Other noncurrent assets	33,866	31,564
Total assets	$422,332	$335,349

Liabilities
Current liabilities
Current finance lease liabilities	$3,487	$3,410
Current operating lease liabilities	17,004	—
Accounts payable	28,584	29,527
Other current liabilities	50,500	61,790
Total current liabilities	99,575	94,727
Long-term liabilities
Long-term debt	283,500	286,500
Noncurrent finance lease liabilities	25,439	27,181
Noncurrent operating lease liabilities	84,220	—
Other	69,819	60,286
Total long-term liabilities	462,978	373,967
Total liabilities	562,553	468,694

Shareholders' deficit
Common stock	1,090	1,086
Paid-in capital	598,825	592,944
Deficit	(291,318)	(306,414)
Accumulated other comprehensive loss, net of tax	(16,299)	(4,146)
Treasury stock	(432,519)	(416,815)
Total shareholders' deficit	(140,221)	(133,345)
Total liabilities and shareholders' deficit	$422,332	$335,349

Debt Balances
(In thousands)	3/27/19	12/26/18
Credit facility revolver due 2022	$283,500	$286,500
Finance lease liabilities	28,926	30,591
Total debt	$312,426	$317,091

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	3/27/19	3/28/18
Revenue:
Company restaurant sales	$98,545	$101,193
Franchise and license revenue	52,866	54,080
Total operating revenue	151,411	155,273
Costs of company restaurant sales, excluding depreciation and amortization	84,113	86,858
Costs of franchise and license revenue, excluding depreciation and amortization	27,058	28,556
General and administrative expenses	18,811	16,560
Depreciation and amortization	6,233	6,514
Operating (gains), losses and other charges, net	(8,935)	360
Total operating costs and expenses, net	127,280	138,848
Operating income	24,131	16,425
Interest expense, net	5,407	4,625
Other nonoperating expense (income), net	(1,423)	212
Net income before income taxes	20,147	11,588
Provision for income taxes	4,657	1,829
Net income	$15,490	$9,759

Basic net income per share	$0.25	$0.15
Diluted net income per share	$0.24	$0.15

Basic weighted average shares outstanding	61,651	64,432
Diluted weighted average shares outstanding	63,683	66,946

Comprehensive income	$3,337	$6,668

General and Administrative Expenses	Quarter Ended
(In thousands)	3/27/19	3/28/18
Share-based compensation	$2,253	$1,350
Other general and administrative expenses	16,558	15,210
Total general and administrative expenses	$18,811	$16,560

DENNY’S CORPORATION
Reconciliation of Net Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of operating performance on a period-to-period basis. The Company uses Adjusted EBITDA, Adjusted Free Cash Flow and Adjusted Net Income internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate the ability to service debt because the excluded charges do not have an impact on prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. We define Adjusted Free Cash Flow for a given period as Adjusted EBITDA less the cash portion of interest expense net of interest income, capital expenditures, and cash taxes. Management believes that the presentation of Adjusted Free Cash Flow provides useful information to investors because it represents a liquidity measure used to evaluate, among other things, operating effectiveness and is used in decisions regarding the allocation of resources. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

	Quarter Ended
(In thousands, except per share amounts)	3/27/19	3/28/18
Net income	$15,490	$9,759
Provision for income taxes	4,657	1,829
Operating (gains), losses and other charges, net	(8,935)	360
Other nonoperating (income) expense, net	(1,423)	212
Share-based compensation	2,253	1,350
Deferred compensation plan valuation adjustments	1,151	(220)
Interest expense, net	5,407	4,625
Depreciation and amortization	6,233	6,514
Cash payments for restructuring charges and exit costs	(751)	(190)
Cash payments for share-based compensation	(3,531)	(1,913)
Adjusted EBITDA	$20,551	$22,326

Cash interest expense, net	(5,148)	(4,345)
Cash paid for income taxes, net	(367)	(423)
Cash paid for capital expenditures	(7,815)	(12,566)
Adjusted Free Cash Flow	$7,221	$4,992

	Quarter Ended
(In thousands, except per share amounts)	3/27/19	3/28/18
Net income	$15,490	$9,759
Gains on sales of assets and other, net	(9,475)	(37)
Impairment charges	—	37
Tax effect (1)	2,448	—
Adjusted Net Income	$8,463	$9,759

Diluted weighted average shares outstanding	63,683	66,946

Diluted Net Income Per Share	$0.24	$0.15
Adjustments Per Share	$(0.11)	$—
Adjusted Net Income Per Share	$0.13	$0.15

(1)
Tax adjustments for the gains on sales of assets and other, net for the three months ended March 27, 2019 are calculated using an effective rate of 25.8%. Tax adjustments for the three months ended March 28, 2018 are calculated using the Company's year-to-date effective tax rate of 15.8%.

DENNY’S CORPORATION
Reconciliation of Operating Income to Non-GAAP Financial Measures
(Unaudited)

The Company believes that, in addition to GAAP measures, certain other non-GAAP financial measures are appropriate indicators to assist in the evaluation of restaurant-level operating efficiency and performance of ongoing restaurant-level operations. The Company uses Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin internally as performance measures for planning purposes, including the preparation of annual operating budgets, and these three non-GAAP measures are used to evaluate operating effectiveness.

We define Total Operating Margin as operating income excluding the following three items: general and administrative expenses, depreciation and amortization, and operating (gains), losses and other charges, net. We present Total Operating Margin as a percent of total operating revenue. We exclude general and administrative expenses, which includes primarily non-restaurant-level costs associated with support of company and franchise restaurants and other activities at our corporate office. We exclude depreciation and amortization expense, substantially all of which is related to company restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlays for the restaurants. We exclude special items, included within operating (gains), losses and other charges, net, to provide investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

Total Operating Margin is the total of Company Restaurant Operating Margin and Franchise Operating Margin. We define Company Restaurant Operating Margin as company restaurant sales less costs of company restaurant sales (which include product costs, company restaurant level payroll and benefits, occupancy costs, and other operating costs including utilities, repairs and maintenance, marketing and other expenses) and present it as a percent of company restaurant sales. We define Franchise Operating Margin as franchise and license revenue (which includes franchise royalties and other non-food and beverage revenue streams such as initial franchise fees and occupancy revenue) less costs of franchise and license revenue and present it as a percent of franchise and license revenue.

These non-GAAP financial measures provide a meaningful comparison between periods and enable investors to focus on the performance of restaurant-level operations by excluding revenues and costs unrelated to food and beverage sales in addition to corporate general and administrative expense, depreciation and amortization, and other gains and charges. However, each of these non-GAAP financial measures should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles. Total Operating Margin, Company Restaurant Operating Margin and Franchise Operating Margin do not accrue directly to the benefit of shareholders because of the aforementioned excluded costs, and are not indicative of the overall results for the Company.

	Quarter Ended
(In thousands)	3/27/19	3/28/18
Operating income	$24,131	$16,425
General and administrative expenses	18,811	16,560
Depreciation and amortization	6,233	6,514
Operating (gains), losses and other charges, net	(8,935)	360
Total Operating Margin	$40,240	$39,859

Total Operating Margin consists of:
Company Restaurant Operating Margin (1)	$14,432	$14,335
Franchise Operating Margin (2)	25,808	25,524
Total Operating Margin	$40,240	$39,859

(1)
Company Restaurant Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of franchise and license revenue; less franchise and license revenue.

(2)
Franchise Operating Margin is calculated as operating income plus general and administrative expenses; depreciation and amortization; operating (gains), losses and other charges; and costs of company restaurant sales; less company restaurant sales.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	3/27/19		3/28/18
Company restaurant operations: (1)
Company restaurant sales	$98,545	100.0%	$101,193	100.0%
Costs of company restaurant sales:
Product costs	23,905	24.3%	24,935	24.6%
Payroll and benefits	39,832	40.4%	41,226	40.7%
Occupancy	5,784	5.9%	5,647	5.6%
Other operating costs:
Utilities	3,372	3.4%	3,405	3.4%
Repairs and maintenance	1,888	1.9%	1,890	1.9%
Marketing	3,707	3.8%	3,765	3.7%
Other	5,625	5.7%	5,990	5.9%
Total costs of company restaurant sales	$84,113	85.4%	$86,858	85.8%
Company restaurant operating margin (non-GAAP) (2)	$14,432	14.6%	$14,335	14.2%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$25,240	47.7%	$25,165	46.5%
Advertising revenue	18,942	35.8%	19,310	35.7%
Initial and other fees	1,139	2.2%	1,417	2.6%
Occupancy revenue	7,545	14.3%	8,188	15.1%
Total franchise and license revenue	$52,866	100.0%	$54,080	100.0%

Costs of franchise and license revenue:
Advertising costs	$18,942	35.8%	$19,310	35.7%
Occupancy costs	5,249	9.9%	5,829	10.8%
Other direct costs	2,867	5.4%	3,417	6.3%
Total costs of franchise and license revenue	$27,058	51.2%	$28,556	52.8%
Franchise operating margin (non-GAAP) (2)	$25,808	48.8%	$25,524	47.2%

Total operating revenue (4)	$151,411	100.0%	$155,273	100.0%
Total costs of operating revenue (4)	111,171	73.4%	115,414	74.3%
Total operating margin (non-GAAP) (4)(2)	$40,240	26.6%	$39,859	25.7%

Other operating expenses: (4)(2)
General and administrative expenses	$18,811	12.4%	$16,560	10.7%
Depreciation and amortization	6,233	4.1%	6,514	4.2%
Operating (gains), losses and other charges, net	(8,935)	(5.9)%	360	0.2%
Total other operating expenses	$16,109	10.6%	$23,434	15.1%

Operating income (4)	$24,131	15.9%	$16,425	10.6%

(1)	As a percentage of company restaurant sales.
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue.
(4)	As a percentage of total operating revenue.

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Changes in Same-Store Sales (1)	Quarter Ended
(increase vs. prior year)	3/27/19	3/28/18
Company Restaurants	1.5%	3.2%
Domestic Franchised Restaurants	1.2%	1.2%
Domestic System-wide Restaurants	1.3%	1.5%

Average Unit Sales	Quarter Ended
(In thousands)	3/27/19	3/28/18
Company Restaurants	$582	$565
Franchised Restaurants	$402	$396

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units December 26, 2018	173	1,536	1,709
Units Opened	—	2	2
Units Relocated	—	—	—
Units Reacquired	—	—	—
Units Refranchised	(3)	3	—
Units Closed	—	(6)	(6)
Net Change	(3)	(1)	(4)
Ending Units March 27, 2019	170	1,535	1,705

Equivalent Units
Year-to-Date 2019	169	1,534	1,703
Year-to-Date 2018	179	1,543	1,722
Net Change	(10)	(9)	(19)

(1)
Same-store sales include sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.